Exhibit 2.1

AGREEMENT AND PLAN OF EXCHANGE

THIS AGREEMENT AND PLAN OF EXCHANGE (the “Exchange Plan”) is entered into on August 1, 2013 by and between Investar Holding Corporation (the “Company”), on the one hand, and Investar Bank (the “Bank”), on the other.

RECITALS

WHEREAS, the Company is a business corporation organized and validly existing under the Louisiana Business Corporation Law;

WHEREAS, the Bank is a financial institution organized and validly existing under the Louisiana Banking Law;

WHEREAS, the Company is willing to acquire all of the outstanding shares of the Bank pursuant to the terms and subject to the conditions set forth in this Exchange Plan;

WHEREAS, the Boards of Directors of the Company and the Bank have respectively determined that it would be desirable and in the best interests of their respective institutions and shareholders for the Bank to be operated as a wholly-owned subsidiary of the Company;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, and provisions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the satisfaction of the terms and conditions set forth herein, intending to be legally bound hereby, the parties agree as follows:

SECTION 1: EXCHANGE AND CLOSING.

1.1 Exchange. Subject to the terms and conditions contained in this Exchange Plan, the Company and the Bank will execute and file articles of share exchange (the “Articles of Share Exchange”), pursuant to which the Company will acquire all of the issued and outstanding shares of $1.00 par value common stock of the Bank (“Bank Common Stock”) in exchange for shares of its $1.00 par value Common Stock (“Company Common Stock”) and pursuant to which the Company will acquire all of the issued and outstanding warrants of the Bank (“Bank Warrants”) in exchange for its warrants (“Company Warrants”), hereinafter sometimes referred to as the “Exchange”.

1.2 The Closing. The “Closing” of the Exchange will take place at the main banking office of Investar Bank in Baton Rouge, Louisiana, at 10:00 a.m., Central Standard Time, on a mutually agreeable date as soon as practicable following satisfaction of the conditions in Section 6 hereof. The date on which the Closing occurs is herein called the “Closing Date.” If all conditions in Section 6 hereof are satisfied, at the Closing (i) the Company, on the one hand, and the Bank, on the other hand, shall each provide to the other such proof of satisfaction of the conditions in Section 6 as the party whose obligations are conditioned upon such satisfaction may reasonably request, (ii) the appropriate parties and/or officers of the parties shall execute, deliver, and acknowledge the Articles of Share Exchange, and (iii) the parties shall take such further action as is required to consummate the share exchange transaction contemplated by this Exchange Plan and the Articles of Share Exchange.

1.3 The Effective Date and Time. As soon as practicable following the Closing, the Articles of Share Exchange shall be filed with the Louisiana Secretary of State as provided by law and the Exchange will be effective at the time specified in a certificate or other written record issued by the Secretary of State. The date on which and the time at which the Exchange becomes effective are herein referred to as the “Effective Date” and the “Effective Time,” respectively.

1.4 Effect of Exchange. At the Effective Time, all of the issued and outstanding shares of the Bank Common Stock will be exchanged for shares of Company Common Stock at the ratio of one-for-one (1:1) and all of the issued and outstanding Bank Warrants will be exchanged for Company Warrants at the ratio of one-for-one (1:1) and thereupon cancelled.

1.5 Method of Effecting Exchange. This Exchange Plan shall be submitted to the shareholders of the Bank for their approval. If such approval is given, then the fact of such approval shall be certified on the Articles of Share Exchange by the respective Secretaries of the Company and the Bank, and the Articles of Share Exchange, so approved and certified, shall, as soon as is practical, be executed and acknowledged by the Presidents or Vice-Presidents of both the Company and the Bank. As soon as may be practicable thereafter, an original, so certified, signed and acknowledged, shall be delivered to the Louisiana Secretary of State for filing in the manner required by law.

SECTION 2: CONVERSION OF STOCK.

2.1 Conversion of Shares. Except for shares as to which dissenters’ rights have been perfected and not withdrawn or otherwise forfeited under Section 376 of the Louisiana Banking Law (the “LBL”), on the Effective Date, by reason of the Exchange, every one (1) share of the issued and outstanding shares of Bank Common Stock shall be converted into the right to receive one (1) whole share of Company Common Stock.

2.2 Certificates for Shares. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Bank Common Stock, (other than shares as to which dissenters’ rights have been perfected and not withdrawn or otherwise forfeited under Section 376 of the LBL), upon surrender thereof to the Company, shall be entitled to receive a certificate or certificates representing the whole number of shares of Company Common Stock into which such shares have been exchanged as provided in Subsection 2.1. Until so surrendered, each outstanding certificate shall be deemed for all purposes to represent the right to receive the number of shares of Company Common Stock into which the shares represented by such certificate shall have been exchanged pursuant to Subsection 2.1, but the holder of such certificate shall have no other rights with respect thereto. Notwithstanding anything herein to the contrary, neither the Company nor the Bank will be liable to any former holder of Bank Common Stock with respect to any amount delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar laws. In the event that any certificate representing shares of Bank Common Stock will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such amount as the Company may determine is necessary as indemnity against any claim that may be made against it with respect to such certificate, the Company will deliver in exchange for the lost, stolen or destroyed certificate the consideration due to such person pursuant to this Agreement.

2.3 Fractional Shares. No fractional shares of any class or series of Company Stock will be issued as a consequence of this Exchange. In lieu of fractional shares, holders of shares of Bank Common Stock that would otherwise be entitled to a fractional share interest shall be paid an amount in cash equal to the product of (i) the Fair Value (as defined below) per share of Bank Common Stock multiplied by (ii) the fraction of a share of Company Common Stock that would otherwise have been issued. For purposes of this Agreement, “Fair Value” per share means the appraised value of the Bank Common Stock as determined by the most recent (not older than 12 months) appraisal by an independent, qualified investment banking firm or financial consultant satisfactory to the Board of Directors of the Bank in its sole discretion, using such methodologies as the appraiser deems reasonable.

SECTION 3: CONVERSION OF WARRANTS.

3.1 Conversion of Warrants. On the Effective Date, by reason of the Exchange, each of the issued and outstanding Bank Warrants shall be converted into the right to receive one (1) whole warrant of Company Warrants and all of the issued and outstanding Bank Warrants shall thereupon be cancelled.

3.2 Certificates for Warrants. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing Bank Warrants, upon surrender thereof to the Company, shall be entitled to receive a certificate or certificates representing the whole number of Company Warrants into which such Bank Warrants have been exchanged as provided in Subsection 3.1. Until so surrendered, each outstanding certificate shall be deemed for all purposes to represent the right to receive the number of Company Warrants into which the warrants represented by such certificate shall have been exchanged pursuant to Subsection 3.1, but the holder of such certificate shall have no other rights with respect thereto.

SECTION 4: REPRESENTATIONS OF THE COMPANY.

The Company represents and warrants and states as follows:

4.1 Organization and Qualification. The Company is a business corporation organized and validly existing under the laws of the State of Louisiana. The Company has all requisite corporate power and authority to own its property and to carry on its business as it is currently being conducted.

4.2 Capital Stock. The authorized capital stock of the Company consists of 40,000,000 shares of $1.00 par value common stock (the “Company Common Stock”), none of which are issued and outstanding, and 5,000,000 shares of preferred stock, none of which are issued and outstanding.

4.3 Absence of Certain Changes.

(a) Since inception (Execution of Articles of Incorporation on September 24, 2009; Filed and Recorded in Office of Secretary of State September 25, 2009), there have not been, and prior to the Closing Date there will not be, any material changes in the financial position of the Company, except changes arising in the ordinary course of business.

(b) The Company is not involved in any pending litigation or governmental investigation or proceeding not otherwise disclosed in writing which, in the opinion of the management of the Company, might result in any materially adverse change in the assets, condition, affairs or prospects of the Company.

4.4 Corporate Authorizations. The execution and performance of this Exchange Plan, and the exchange of shares of Company Stock and the exchange of Company Warrants contemplated hereby have been authorized by the Board of Directors of the Company. Subject to the approval of this Exchange Plan by the shareholders of the Bank in accordance with law, all corporate acts and other corporate proceedings required of the Company for the due and valid authorization, execution, delivery, and performance of this Exchange Plan and consummation of the Exchange have been validly and appropriately taken. Subject to such shareholder approval and to any conditions imposed in connection therewith as are required by law, this Exchange Plan and the Exchange are legal, valid, and binding obligations of the Company, and are enforceable against it in accordance with the respective terms of such instruments, except that enforcement may be limited by bankruptcy, reorganization, insolvency, conservatorship, receivership and other similar laws and court decisions relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles and by provisions of United States and Louisiana laws relating to deceptive practices, misstatements or omissions of material facts in the sale of securities, fraud, and gross fault. Neither the execution, delivery, or performance of this Exchange Plan, nor the consummation of the exchange transaction contemplated hereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge, or encumbrance upon any of its properties or assets under, any of the terms, conditions, or provisions of its articles of incorporation or charter or by-laws or any material note, bond, mortgage, indenture, deed of trust, lease, license, contract, agreement, or other instrument or obligation to or by which it or any of its assets is bound; or violate any law or any order, writ, injunction, decree, stature, rule, or regulation of any governmental body applicable to it or any of its assets.

4.5 Legality of Securities. At the Effective Date and Time, the shares of Company Common Stock to be exchanged for all of the issued and outstanding shares of Bank Common Stock will constitute valid and legally issued shares of Company Common Stock, fully paid and non-assessable. At the Effective Date and Time, the Company Warrants to be exchanged for all of the issued and outstanding Bank Warrants will constitute valid and legally issued Company Warrants.

4.6 Investment Intent. The securities of each respective class and series of the Bank are being acquired by the Company solely to facilitate the acquisition of the Bank as a wholly-owned subsidiary of the Company and there is no present intention on the part of the Company to otherwise dispose of such securities.

SECTION 5: REPRESENTATIONS OF THE BANK

The Bank represents and warrants and states as follows:

5.1 Organization and Qualification. The Bank is a financial institution organized and validly existing under the laws of the State of Louisiana. The Bank has all requisite corporate power and authority to own its property and to carry on its business as it is currently being conducted.

5.2 Capital Stock; Other Interests. The authorized capital stock of the Bank consists of 10,000,000 shares of $1.00 par value common stock (the “Bank Common Stock”), of which 3,917,979.78 shares are issued and outstanding, and 5,000,000 shares of preferred stock, none of which are issued and outstanding.

5.3 Financial Statements. The Bank’s annual financial statements dated December 31, 2012, (the “Financial Statements”), are true and complete statements, as of such date, of the Bank’s financial condition and otherwise fairly present the results of its operations for such periods; there are no substantial liabilities, either fixed or contingent, not reflected in the Financial Statements other than contracts or obligations in the usual course of business; and no such contracts or obligations in the usual course of business are liens or other liabilities which, if disclosed, would alter substantially the financial condition of the Bank as reflected in the Financial Statements.

5.4 Absence of Certain Changes.

(a) Since January 1, 2013, there have not been, and prior to the Closing Date there will not be, any material changes in the financial position of the Bank, except changes arising in the ordinary course of business.

(b) The Bank is not involved in any pending litigation or governmental investigation or proceeding not reflected in its Financial Statements or otherwise disclosed in writing which, in the opinion of the management of the Bank, might result in any material adverse change in the assets, condition, affairs or prospects of the Bank.

5.5 Corporate Authorizations. The execution and performance of this Exchange Plan and the acquisition of the Bank by the Company pursuant to an exchange of shares contemplated hereby have been authorized by the Board of Directors of the Bank. Subject to the approval of this Exchange Plan by the shareholders of the Bank in accordance with law, all corporate acts and other corporate proceedings required of the Bank for the due and valid authorization, execution, delivery, and performance of this Exchange Plan and consummation of the Exchange have been validly and appropriately taken. Subject to such shareholder approval and any conditions imposed in connection therewith as are required by law, this Exchange Plan and the Exchange are legal, valid, and binding obligations of the Bank, and are enforceable against it in accordance with the respective terms of such instruments, except that enforcement may be limited by bankruptcy, reorganization, insolvency, conservatorship, receivership and other similar laws and court decisions relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles and by provisions of United States and Louisiana laws relating to deceptive practices, misstatements or omissions of material facts in the sale of securities, fraud, and gross fault. Neither the execution, delivery, or performance of this Exchange Plan, nor the consummation of the share exchange transaction contemplated hereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge, or encumbrance upon any of its properties or assets under, any of the terms, conditions, or provisions of its articles of incorporation or charter or by-laws or any material note, bond, mortgage, indenture, deed of trust, lease, license, contract, agreement, or other instrument or obligation to or by which it or any of its assets is bound; or violate any law or any order, writ, injunction, decree, stature, rule, or regulation of any governmental body applicable to it or any of its assets.

5.6 Legality of Securities. At the Effective Date and Time, the outstanding shares of Bank Common Stock, to be exchanged for shares of Company Common Stock pursuant to this Exchange Plan, will constitute valid and legally issued shares of the Bank, fully paid and, except as provided in La. R.S. 6:262, non-assessable.

SECTION 6: COVENANTS AND CONDUCT OF PARTIES PRIOR TO THE EFFECTIVE DATE

The parties covenant and agree:

6.1 Cooperation and Best Efforts. Each party will cooperate with the other party and use its best efforts to (a) procure all necessary consents and approvals, (b) complete all necessary filings, registrations, and certificates, (c) satisfy all requirements prescribed by law for, and all conditions set forth in this Exchange Plan to, the consummation of the Exchange, and (d) effect the share exchange transaction contemplated by this Exchange Plan.

6.2 Preparation of Proxy Statement. To the extent necessary, each party will cooperate in the preparation of a proxy statement of the Bank (the “Proxy Statement”) which complies in substance with the disclosure requirements of the Securities Act of 1933, as amended (the “Securities Act”), the rules and regulations promulgated thereunder and other applicable federal and state laws, for the purpose of submitting this Exchange Plan and the share exchange transaction contemplated hereby to the Bank’s shareholders for approval. Each party will as promptly as practicable after the date hereof furnish all such data and information relating to it as the other party may reasonably request for the purpose of including such data and information in the Proxy Statement.

6.3 Press Releases. The Company and the Bank will cooperate with each other in the preparation and dissemination of any press release announcing the execution of this Exchange Plan or the consummation of the share exchange transaction contemplated hereby. Neither the Company nor the Bank will issue any press release or other written statement for general circulation relating to the share exchange transaction contemplated hereby unless approved in advance, in writing, by the parties.

6.4 Preservation of Business. The Bank will use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business or pursuant to the terms of this Exchange Plan, to preserve the goodwill of its customers and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Exchange Plan.

6.5 Bank Shareholder Approval. The Bank’s Board of Directors shall submit this Exchange Plan to its shareholders for approval in accordance with the LBL at a meeting of shareholders duly called and convened for that purpose as soon as practicable.

SECTION 7: CONDITIONS OF CLOSING.

7.1 Conditions of All Parties. The obligations of each of the parties hereto to consummate the Exchange are subject to the satisfaction of the following conditions at or prior to the Closing:

(a) Shareholder Approval. This Exchange Plan shall have been duly approved by the shareholders of the Bank.

(b) No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transaction contemplated by this Exchange Plan or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transaction contemplated by this Exchange Plan would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Exchange.

(c) Statutory Requirements. All statutory requirements for the valid consummation of the share exchange transaction contemplated by this Exchange Plan shall have been fulfilled.

(d) Regulatory Requirements. The terms of all requisite regulatory orders, consents, and approvals shall then permit the effectuation of the Exchange without imposing any material conditions with respect thereto except for any such conditions that are acceptable to the parties.

7.2 Waiver of Conditions. Any condition to a party’s obligations hereunder may be waived by that party, other than the conditions specified in subparagraphs (a), (c), and (d) of subsection 7.1.

7.3 Adoption of Warrant Plan. The Company shall adopt the Warrant Resolutions of the Bank and fully assume the obligations thereunder.

SECTION 8: TERMINATION

8.1 Termination. This Exchange Plan may be terminated at any time before the time at which the Exchange becomes effective by the mutual consent of the respective boards of directors of the Company and the Bank.

8.2 Effect of Termination. Upon termination of this Exchange Plan pursuant to this Section 8, this Exchange Plan shall be void and of no effect, and there shall be no liability by reason of this Exchange Plan, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents, or shareholders.

SECTION 9: MISCELLANEOUS.

9.1 Notices. Any notice, communication, request, reply, advice, or disclosure (hereinafter severally and collectively called “notice”) required or permitted to be given or made by any party to another in connection with this Exchange Plan or the share exchange transaction herein or therein contemplated must be in writing and may be given or served by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to be notified, or by sending the same by a national commercial courier service (such as Federal Express, Emery Air Freight, Network Courier, Purolator, or the like) for next-day delivery provided such delivery is confirmed in writing by such courier. Notice deposited in the mail in the manner hereinabove described shall be effective 48 hours after such deposit, and notice delivered in person or by commercial courier shall be effective at the time of delivery. A party delivering notice shall endeavor to obtain a receipt therefor. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

Investar Holding Corporation	Investar Bank
7244 Perkins Road	7244 Perkins Road
Baton Rouge, Louisiana 70808	Baton Rouge, Louisiana 70808
Attn: Mr. John D’Angelo	Attn: Mr. Randolf F. Kassmeier

or such substituted persons or addresses of which any of the parties may give notice to the other in writing.

9.2 Waiver. The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an expressed written waiver which has been signed by the waiving party and expressly approved by it or its Board of Directors.

9.3 Headings. The headings in this Exchange Plan have been included solely for reference and shall not be considered in the interpretation or construction of this Exchange Plan.

9.4 Choice of Law. The validity of this Exchange Plan, the construction of its terms and the determination of the rights and duties of the parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the United States and those of the State of Louisiana applicable to contracts made and to be performed wholly within this State.

9.5 Amendment. The parties may, by mutual agreement, amend, modify, or supplement this Exchange Plan in such manner as may be agreed upon by the parties in writing, at any time before approval of this Exchange Plan and the share exchange transaction contemplated hereby by the shareholders of the Bank. This Exchange Plan may be amended at any time and, as amended, restated by the respective designees of the respective parties without the necessity for approval by the Boards of Directors or shareholders, where applicable, to correct typographical errors or to change erroneous reference or cross references, or in any other manner which is not material to the substance of the share exchange transaction contemplated hereby.

9.6 Entire Agreement. This Exchange Plan constitutes the entire contract between the parties hereto concerning the subject matter hereof and no party shall be liable or bound to the other in any manner by any warranties, representations or covenants except as specifically set forth herein. Nothing in this Exchange Plan, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Exchange Plan, except as expressly provided herein. In the event any provision of this Exchange Plan shall for any reason be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Exchange Plan shall be construed as if such invalid or unenforceable provision had never been contained herein.

IN WITNESS WHEREOF, the parties have executed this Exchange Plan as of the date first above written.

INVESTAR HOLDING CORPORATION

By:	/s/ John J. D’Angelo
John J. D’Angelo, President

Attest:	/s/ Randolf F. Kassmeier
Randolf F. Kassmeier, Secretary

INVESTAR BANK

By:	/s/ William H. Hidalgo
William H. Hidalgo, Chairman

Attest:	/s/ Randolf F. Kassmeier
Randolf F. Kassmeier, Secretary

AGREEMENT AND PLAN OF EXCHANGE

AMENDMENT

THIS AMENDMENT (the “Amendment”) is made to that certain Agreement and Plan of Exchange dated August 1, 2013, by and between Investar Holding Corporation, on the one hand, and Investar bank, on the other (the “Exchange Plan”), to be effective as of the effectiveness of such Exchange Plan, as if originally incorporated therein.

1.	The following Section 3.A shall be added to the exchange Plan to read in its entirety as follows:

“SECTION 3.A CONVERSION OF BANK LEGACY OPTIONS.

3.A.1 Bank Legacy Options. As used herein, the term “Bank Legacy Options” shall mean those options to acquire Bank Common Stock unexercised and outstanding as of the date thereof, which options were assumed by the Bank in connection with the merger of South Louisiana Business Bank with and into the Bank pursuant to that certain Agreement and Plan of Merger between the Bank and South Louisiana Business Bank dated as of June 1, 2011.

3.A.2 Conversion of Bank Legacy Options. On the Effective Date, by reason of the Exchange, each Bank Legacy Option shall be converted to an option to acquire one (1) share of Company Common Stock (a “Company Legacy Option”), and all of the unexercised and outstanding Bank Legacy Options shall thereupon be cancelled.

3.A.3 Issuance of Legacy Option Agreements; Adoption of Legacy Option Assumption Plan. The Company shall adopt a Legacy Option Assumption Plan, which plan shall set forth the material terms and conditions applicable to the Company Legacy Options, provided that such terms and conditions shall, except as provided herein, be substantially identical to those presently applicable to the Bank Legacy Options, and the Company shall issue to each holder thereof a Legacy Option Agreement containing such terms and conditions as the Company deems necessary or advisable.

3.A.4 Exchange. For purposes of the Exchange contemplated under Section 1 of the Exchange Plan, and except as may be otherwise provided herein, Bank Legacy Options shall be treated in a manner consistent with the holders of Bank Warrants.”

2.	Except as provided herein, the terms of the Exchange Plan are otherwise ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Exchange Plan as of the dates set forth below, to be effective as provided herein.

INVESTAR HOLDING CORPORATION, a Louisiana corporation		INVESTAR BANK, a Louisiana bank

By:	/s/ John J. D’Angelo	/s/ William H. Hidalgo
Name: John J. D’Angelo Title: Chief Executive Officer		Name: William H. Hidalgo, Sr. Title: Chairman of the Board